Exhibit 10.1

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

The conduct of Senior Financial Officers shall be governed by this Code of Ethics, pursuant to Section 406 of the Sarbanes-Oxley Act, in order to deter wrongdoing and to promote:

-	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

-	Full, fair, accurate, timely and understandable disclosure in reports and documents that company files with, or submits to, the Commission and in other public communications made by the Company;

-	Compliance with applicable governmental laws, rules and regulations;

-	The prompt internal reporting of violations of the Code to the appropriate person or persons identified in the Code; and

-	Accountability for adherence to the Code.

                    1.     The Chief Executive Officer, the Chief Financial Officer, Chief Operating Officer, the Controller, and other Senior officers performing financial management functions shall maintain the highest standards in performing their duties

Federal law requires the Company to set forth guidelines pursuant to which the principal executives officers andand senior financial management employees perform their duties. Employees subject to this requirement include the chief executive officer, the chief financial officer, chief operating officer, controller or chief accounting officer, and any person who performs similar functions. However, the Company expects that all employees who participate in the preparation of any part of the Company's financial statements should follow these guidelines:

-	Act with honesty and integrity, avoiding violations of the Code, including actual or apparent conflicts of interest with the Company in personal and professional relationships.

-
Disclose to the Governance Compliance Officer any material transaction or relationship that reasonably could  be expected to give rise to any violations of the Code, including actual or apparent conflicts of interest with the Company.

-	Provide the Company's other employees, consultants, and advisors with information that is accurate, complete, objective, relevant, timely, and understandable.

-	Endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Company's periodic reports.

-	Comply with rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

-	Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated.

-
Respect the confidentiality of information acquired in the course of your work except where you have Company approval or where disclosure is otherwise legally mandated. Confidential information acquired in the course of your work will not be used for personal advantage.

-	Maintain skills important and relevant to the Company's needs.

-	Proactively promote ethical behavior among peers in your work environment.

-	Achieve responsible use of and control over all assets and resources employed or entrusted to you.

-	Record or participate in the recording of entries in the Company's books and records that are accurate to the best of your knowledge.

2.    All known or suspected violations of the Code of Ethics shall be reported to the Governance Compliance Officer.

The Corporate Secretary and Governance Compliance Officer will maintain a record of violations of the Code that are reported and of the disposition of each violation. The Company will maintain if the employee so desires, the anonymity of the employee and the confidentiality of the information that is reported. However, in order to conduct an effective investigation, it may not be possible to maintain confidentiality and anonymity.

3.    Senior Financial Officers should assist in any investigation by any regulatory or law enforcement agency, elected officials or others responsible for such matters, concerning matters described in:

             a. Section 806 of the Sarbanes-Oxley Act, which relates to fraud,

             b. Section 301 of the Sarbanes-Oxley Act, which relates to questionable accounting, internal controls and auditing matters.

             c. Item 406 of S.E.C. Regulations S-K which relates to conduct that is not honest and ethical, conflicts of interest, and disclosures in SEC reports and other public disclosures that are not full, fair, accurate, timely and understandable, and

             d. Nasdaq listing requirements.

4.    The Company will not retaliate against an officer, director or employee who files, causes to be filed, testifies, participates in, or otherwise assists in a proceeding filed or about to be filed regarding any matter covered in paragraph 3, above.

5.    Any waivers of the Code for directors or executive officers must be approved by the Board and be promptly disclosed to shareholders.

6.    The Company's Audit Committee shall also issue procedures for the reporting to them of complaints regarding accounting, internal accounting controls or auditing matters and submission to them by employees of concerns regarding accounting or auditing matters. Such procedures shall be in addition to, and not in lieu of, any procedures established by this Code of Ethics.

7.    The Governance Compliance Officer shall be appointed by the CEO.

As  a Director and Officer of Universal Media Corporation, I agree to abide by this Code of Ethics in all respects.